(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Voya Equity Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Voya SMID Cap Growth Fund and Voya U.S. High Dividend Low Volatility Fund, two of the funds comprising Voya Equity Trust.

/s/ KPMG LLP

Boston, Massachusetts
December 1, 2016